EXHIBIT 10.4

EXECUTION COPY

LIBERTY MEDIA

LATIN AMERICA PURCHASE AGREEMENT

by and between

Liberty Media International, Inc.

and

The DIRECTV Group, Inc.

Dated as of

October 8, 2004

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10.5	Post-Closing Tax Audits	21
10.6	Post-Closing Tax Assistance	22
10.7	Transfer Taxes	23
10.8	DIRECTV Representations and Warranties and Covenants	23
ARTICLE 11	TERMINATION	23
11.1	Rights to Terminate	23
11.2	Effect of Termination	24
ARTICLE 12	MISCELLANEOUS PROVISIONS	24
12.1	Notices	24
12.2	Severability	25
12.3	Specific Performance; Other Remedies	25
12.4	Successors and Assigns	25
12.5	Waiver of Compliance	26
12.6	Entire Agreement	26
12.7	Amendments and Supplements	26
12.8	Rights of the Parties	26
12.9	Further Assurances	26
12.10	Governing Law	26
12.11	Choice of Forum.	26
12.12	Execution in Counterparts	27
12.13	Expenses	27
12.14	References and Titles	27

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LIST OF SCHEDULES

TO LIBERTY MEDIA LATIN AMERICA PURCHASE AGREEMENT

Schedule	Description
Schedule 4.1.4	Liberty Governmental Consents
Schedule 4.1.5.4	Equity Interests in Sky Brasil
Schedule 4.1.6.3	Equity Interests in Innova
Schedule 4.1.7.3	MTS Partnership Interests
Schedule 4.2.4	DIRECTV Governmental Consents

LIST OF EXHIBITS

TO LATIN AMERICA PURCHASE AGREEMENT

Exhibit	Description
Exhibit 1	Definitions
Exhibit 2	Related Agreements
Exhibit 3	Form of Assignment and Assumption Agreement

1

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LIBERTY MEDIA LATIN AMERICA PURCHASE AGREEMENT

This Liberty Media Latin America Purchase Agreement (this “Agreement”) is made and entered into as of October 8, 2004, by and between Liberty Media International, Inc., a Delaware corporation (“Liberty”), and The DIRECTV Group, Inc., a Delaware corporation (“DIRECTV”).

RECITALS

A. As of the date hereof, Liberty indirectly owns approximately:

(i) 10% of the outstanding equity of Sky Brasil Serviços Ltda., a Brazilian limited liability company (“Sky Brasil”) that is engaged in the business of developing and distributing television, audio and related entertainment programming services through direct-to-home satellite transmission (the “DTH Business”) in Brazil;

(ii) 10% of the outstanding equity of Innova Holdings, S. de R.L. de C.V., a Mexican limited liability company with variable capital (“Innova Holdings”), and, without taking into consideration Liberty’s indirect interest in equity of Innova held through Innova Holdings, approximately 2.320233% of the outstanding equity of Innova, S. de R.L. de C.V., a Mexican limited liability company with variable capital (“Innova”), which is directly engaged in the DTH Business in Mexico;

(iii) 10% of the outstanding (and fully diluted) equity of Sky Multi-Country Partners, a Delaware general partnership (“MCOP”) that is engaged in the DTH Business in Chile and Colombia;

(iv) 10% of the outstanding (and fully diluted) equity of DTH Techco Partners, a Delaware general partnership (“Techco”) that owns and operates the satellite broadcast center that services Sky Brasil, Innova and MCOP; and

(v) 10% of the outstanding (and fully diluted) equity of Sky Latin America Partners, a Delaware general partnership (“Sky Partners” and, together with MCOP and Techco, the “MTS Platform”) that provides management services to Sky Brasil, Innova and MCOP through its subsidiaries Sky Latin America, LLC and Sky Entertainment Programming Latin America, LLC.

B. DIRECTV desires to acquire from Liberty, and Liberty desires to sell, assign and transfer to DIRECTV, all of Liberty’s direct and indirect equity interests in (a) Sky Brasil, which interests are held directly by Liberty Brasil DTH Ltda., a Brazilian limitada (“Liberty Brasil”), which is owned 99% by Liberty Brazil DTH, Inc., a Colorado corporation (“Liberty Brazil US 1”), and 1% by Liberty International DTH, Inc., a Colorado corporation (“Liberty Brazil US 2”) and, together with Liberty Brazil US 1, “Liberty Brazil US”); (b) Innova and Innova Holdings, which interests are held directly by Liberty Mexico DTH, Inc., a Colorado corporation (“Liberty Mexico”); and (c) the MTS Platform, which includes partnership interests in

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(i) MCOP, which interest is held directly by Liberty Multicountry DTH, Inc., a Colorado corporation; (ii) Techco, which interest is held directly by Liberty International DTH, Inc., a Colorado corporation; and (iii) Sky Partners, which interest is held directly by Liberty Latin Partners, Inc., a Delaware corporation.

C. Concurrently with the execution and delivery of this Agreement, DIRECTV is entering into agreements with (i) The News Corporation Limited, an Australian corporation (“News”), to acquire from News all of News’ indirect right, title and interest in and to News’ equity and other ownership interests in Sky Brasil, Innova and the MTS Platform (such agreement, the “News/DIRECTV Latin America Purchase Agreement”), (ii) Globo Comunicações é Participações, a Brazilian company (“Globo”), and News with respect to the combination of the businesses of Sky Brasil and Galaxy Brasil Ltda., a Brazilian limited liability company and an indirect majority-owned subsidiary of DIRECTV, (iii) Globo, to acquire from Globo all of Globo’s indirect equity interests in the MTS Platform, and (iv) Grupo Televisa S.A., a Mexican company (“Televisa”), to acquire from Televisa all of Televisa’s indirect equity interests in MCOP and Sky Partners (collectively, the “DIRECTV Other Purchase Agreements”).

D. Concurrently with the execution and delivery of this Agreement, DIRECTV, Globo, Liberty, News, Televisa and certain of their respective Affiliates, as applicable, are entering into the agreements set forth on Exhibit 2 (collectively with the DIRECTV Other Purchase Agreements, the “Related Agreements”).

E. Concurrently with the execution and delivery of this Agreement, each of Globo, Liberty, News and Televisa is executing and delivering its respective Acknowledgement and Consent in respect all or certain of the Related Agreements.

F. Liberty and DIRECTV desire to enter into this Agreement in order to evidence certain agreements between them regarding the purchases of the interests described in Recital B and other matters as set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. Capitalized terms used but not defined in this Agreement have the meanings given to them in Exhibit 1.

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ARTICLE 2

PURCHASE AND SALE OF interests

2.1 Brazil Transaction. Subject to satisfaction or proper waiver of the conditions set forth in Section 6.1, at the Brazil Closing, Liberty shall cause Liberty Brazil US to sell, assign and transfer to the Purchaser, and the Purchaser shall purchase from Liberty Brazil US all of the then outstanding quotas and other equity interests in Liberty Brasil (the “Liberty Brasil Quotas”), free and clear of all Liens other than Permitted Liens.

2.2 Mexico Transaction

(a) Liberty hereby grants to DIRECTV or its designee the irrevocable option (the “Mexico Option”) to acquire from Liberty Mexico all of the Innova Shares, free and clear of all Liens other than Permitted Liens.

(b) Subject to Liberty’s rights pursuant to Section 2.2(c), DIRECTV may exercise the Mexico Option at such time as it determines, provided that all of the conditions set forth in Section 6.2 have been satisfied or properly waived. DIRECTV shall give Liberty at least two Business Days’ prior written notice of the exercise of the Mexico Option (“Exercise Notice”). Subject to the satisfaction or proper waiver of the conditions set forth in Section 6.2, at the Mexico Option Closing, Liberty shall cause Liberty Mexico to sell, assign and transfer to the Purchaser, and the Purchaser shall purchase from Liberty Mexico, all of the Innova Shares, free and clear of all Liens other than Permitted Liens.

(c) If the Mexico Option has not been exercised on or before the earlier of (i) the Determination Date, (ii) the date on which DIRECTV exercises News Mexico Option 2 and (iii) the second anniversary of the date hereof, then Liberty may at its sole option, by written notice to DIRECTV, require DIRECTV to purchase from Liberty Mexico all of the Innova Shares, as provided in Section 2.2(b), within two (2) Business Days after such notice is received by DIRECTV, provided that all of the conditions set forth in Section 6.2 have been satisfied or properly waived.

2.3 MTS Platform Transaction. At the MTS Platform Closing, which shall occur upon the full execution and delivery of this Agreement and the simultaneous delivery of the documents set forth in Section 7.5, Liberty shall cause the Liberty MTS Entities to sell, transfer and assign to the Purchaser, and the Purchaser shall purchase from the Liberty MTS Entities, all of the MTS Partnership Interests, free and clear of all Liens other than Permitted Liens.

2.4 Release of Guarantees

(a) As of the date hereof, Liberty shall be released from its obligations to PanAmSat under the Brazil PAS Guarantee, the Mexico PAS Guarantee and the MTS PAS Guarantee. Concurrently with the execution and delivery of this Agreement, DIRECTV shall cause to be delivered to Liberty the PanAmSat Release.

(b) Effective on or before December 31, 2004, Liberty shall be released of its obligations to the Equipment Lessors under the MTS Equipment Lease Guarantee. From the date hereof until the effective time of the MTS Equipment Lease Release, any Loss incurred or suffered by Liberty in connection with the MTS Equipment Lease Guarantee shall be subject to DIRECTV’s indemnification obligations pursuant to Section 9.1.3.

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ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price; Payment.

3.1.1 Allocation of Purchase Price. The aggregate purchase price to be paid by DIRECTV in consideration for the Assets is $142 million (the “Purchase Price”). The Purchase Price shall be allocated among the conveyances and assignments contemplated by Article 2 as follows:

(a) $60 million (the “Liberty Brasil Purchase Price”) shall be payable in respect of the Brazil Transaction;

(b) $88 million (the “Mexico Option Exercise Price”) shall be payable in respect of the Mexico Transaction;

(c) Liberty shall be deemed to owe DIRECTV $6 million in cash (the “MTS Platform Offset Amount”) in respect of the MTS Platform Transaction; and

(d) No amount of the Purchase Price shall be payable in respect of the grant of the Mexico Option.

3.1.2 Payment of Purchase Price

3.1.2.1 Within ten (10) Business Days following the date of this Agreement, DIRECTV shall deliver to Liberty, or to such Liberty Affiliate(s) as Liberty shall designate in writing, the aggregate amount of $54 million (the “Initial Cash Payment”), which represents the Liberty Brasil Purchase Price, reduced by the MTS Platform Offset Amount. Delivery of the Initial Cash Payment shall constitute payment in full of the Liberty Brasil Purchase Price. In the event that this Agreement is terminated in respect of the Brazil Transaction before the Brazil Transaction is consummated pursuant to this Agreement then, within two (2) Business Days following such termination, Liberty shall repay, or shall cause to be repaid, to DIRECTV the Liberty Brasil Purchase Price in accordance with Section 3.1.2.3.

3.1.2.2 The Mexico Option Exercise Price shall be paid by the Purchaser to Liberty Mexico at the Mexico Option Closing.

3.1.2.3 Payments that become owing pursuant to this Section 3.1.2, shall be made by wire transfer of immediately available funds to the persons and account(s) designated in writing by the receiving Party not later than two (2) Business Days prior to the applicable payment date.

3.2 Tax Reporting. In connection with the filing of any Tax Returns or otherwise for any Tax purposes, neither of the parties hereto shall take any Tax position, nor shall either of the parties permit any of their respective Affiliates to take any Tax position, that is inconsistent with the allocation of the Purchase Price set forth in Section 3.1.1, unless required to do so by applicable law and after prior written notice thereof to the other party.

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3.3 No Liberty Funding. After the execution of this Agreement, Liberty and its Affiliates shall have no obligation, nor shall Liberty or any of Affiliates have any right, to provide funding in the form of capital contributions, share subscriptions, loans or otherwise to Sky Brasil, Innova, Innova Holdings, Sky Partners, MCOP or Techco, and any agreement that contains a conflicting provision shall be deemed to be amended hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Liberty. Liberty hereby represents and warrants to DIRECTV as follows, as of the date hereof and, except with respect to the representations and warranties set forth in Section 4.1.4, as of each applicable Closing:

4.1.1 Due Organization. Liberty is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.1.2 Authority of Liberty. Liberty has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. As of the applicable Closing, each of Liberty and its Affiliates will have the requisite corporate or similar power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. Liberty has the requisite power and authority to cause its Affiliates to take the actions specified herein to be taken by such Affiliates, including without limitation the sale, assignment and transfer to the Purchaser of the Liberty Brasil Quotas, the Innova Shares (on exercise of the Mexico Option) and the MTS Partnership Interests.

4.1.3 Binding Obligation of Liberty. This Agreement has been duly executed and delivered by Liberty and (assuming due authorization, execution and delivery of this Agreement by DIRECTV) constitutes a legal, valid and binding obligation of Liberty, enforceable against Liberty in accordance with its terms. As of the applicable Closing, each of the Transaction Documents to which Liberty and/or any of its Affiliates is a party will have been duly executed and delivered by Liberty and/or such Affiliate(s) and (assuming due authorization, execution and delivery of this Agreement by DIRECTV and/or the Purchaser, as applicable) will constitute a legal, valid and binding obligation of Liberty and each of its Affiliates that is a party thereto, enforceable against Liberty and such Affiliate(s) in accordance with its terms.

4.1.4 No Conflict; Required Filings and Consents. The execution, delivery and performance of this Agreement by Liberty, the execution, delivery and performance of each of the Transaction Documents by Liberty and/or any of its Affiliates that is a party to such Transaction Document, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in any violation of (with or without notice or lapse of time, or both) any provision of the Organizational Documents of Liberty or such Affiliate, (b) conflict with, result in any violation of or constitute a default under (with or without

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notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, any material contract, permit, order, judgment or decree to which Liberty or any such Affiliate is a party or by which any of Liberty’s or such Affiliate’s properties are bound, (c) subject to obtaining the Governmental Consents described in Schedule 4.1.4 constitute a violation of any Law, judgment, order or decree applicable to Liberty, such Affiliate or any of their respective assets, or (d) result in the creation of any Lien upon any of the assets of Liberty or such Affiliate, except in the case of clause (b) for any such conflicts, violations, defaults, rights or losses that would not reasonably be expected to impair the ability of Liberty or such Affiliate to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby. Except for the matters described in Schedule 4.1.4, no Governmental Consent or third party consent is required to be obtained or made by or with respect to Liberty or any of its Affiliates in connection with the execution and delivery of this Agreement or any Transaction Document or the performance by Liberty or any of its Affiliates of its obligations hereunder or thereunder (including the consummation by Liberty or any of its Affiliates of the transactions contemplated hereby or thereby), except for any that would not materially impair Liberty’s or any such Affiliate’s ability to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

4.1.5 Brazil Transaction.

4.1.5.1 Due Organization of Liberty Brasil and Liberty Brazil US. Liberty Brasil is a Brazilian limitada duly organized, validly existing and in good standing under the laws of the Republic of Brazil. Liberty Brazil US 1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Liberty Brazil US 2 is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

4.1.5.2 Compliance with Organizational Documents. None of Liberty, Liberty Brazil US nor any of their Affiliates is in violation, breach or default of or under any of the Organizational Documents of, or other agreements with, Liberty Brazil US, Liberty Brasil or Sky Brasil.

4.1.5.3 Ownership of Liberty Brasil. The Liberty Brasil Quotas to be transferred to the Purchaser at the Brazil Closing (a) represent all of the issued and outstanding equity interests in Liberty Brasil, (b) are duly authorized, validly issued and outstanding, fully paid and non-assessable, and (c) are held, beneficially and of record, by Liberty Brazil US, free and clear of all Liens other than Permitted Liens. There are no outstanding (x) securities convertible into or exchangeable or exercisable for any quotas or other securities of Liberty Brasil; (y) options, rights (preemptive or otherwise) or warrants or other rights (whether matured, exercisable, contingent, conditional or otherwise) to purchase or subscribe for any quotas or other securities of Liberty Brasil; or (z) contracts or other agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any quotas or other securities of Liberty Brasil.

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4.1.5.4 Equity Interests of Sky Brasil. Schedule 4.1.5.4 reflects all of the quotas in Sky Brasil to which Liberty Brasil has record and beneficial ownership. Liberty Brasil does not own any unconverted quotaholder funding (in the form of “AFAC” or otherwise). The quotas reflected in Schedule 4.1.5.4collectively (a) represent all of Liberty’s direct and indirect interests in Sky Brasil, (b) are duly authorized, validly issued and outstanding, fully paid and nonassessable and (c) are held directly by Liberty Brasil, free and clear of all Liens other than Permitted Liens. Liberty shall update Schedule 4.1.5.4 at the Brazil Closing to reflect any additional quotas in Sky Brasil or unconverted quotaholder funding of Sky Brasil owned, directly or indirectly, by Liberty as of the Brazil Closing.

4.1.5.5 No Rights in Sky Brasil Shares. Except as set forth in the Related Agreements, there are no outstanding (a) securities convertible into or exchangeable or exercisable for any of the equity interests in Sky Brasil directly or indirectly owned by Liberty; (b) options, rights (preemptive or otherwise) or warrants or other rights to purchase or to subscribe for any of the equity interests in Sky Brasil directly or indirectly owned by Liberty; or (c) contracts or other agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any of the equity interests in Sky Brasil directly or indirectly owned by Liberty.

4.1.5.6 Transfer of Liberty Brasil Quotas. At the Brazil Closing, Liberty Brazil US will transfer to the Purchaser record and beneficial ownership of, and the Purchaser shall acquire record and beneficial ownership of and good and valid title to, all of the Liberty Brasil Quotas, free and clear of all Liens other than Permitted Liens.

4.1.5.7 No Liabilities or Obligations of Liberty Brasil. As of the date of this Agreement, Liberty Brasil is not subject to any capital call or other requirement for funding in respect of Sky Brasil, other than any capital call or requirement that has been fully funded by Liberty Brasil prior to the date hereof. Liberty Brasil was formed solely for the purpose of holding, directly or indirectly, equity interests in Sky Brasil. Since it’s formation, Liberty Brasil also has held interests in Net Sat Overseas Limited, a Cayman Islands company. No liabilities or obligations of Liberty Brasil that arise or have arisen prior to the Brazil Closing shall be transferred to the Purchaser or any of its Affiliates, other than liabilities or obligations arising under (i) the Organizational Documents of Sky Brasil, or (ii) the Quotaholders’ Agreement.

4.1.5.8 No Transfer of Liabilities or Obligations of Liberty Brazil US. No liabilities of Liberty Brazil US of any kind whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated and whether due or to become due) shall be transferred or assigned to, or otherwise give rise to any liability of, the Purchaser or DIRECTV as a result of the Brazil Closing, other than liabilities or obligations under the Organizational Documents of Liberty Brasil.

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4.1.6 Mexico Transaction.

4.1.6.1 Due Organization of Liberty Mexico. Liberty Mexico is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado.

4.1.6.2 Compliance with Organizational Documents. None of Liberty, Liberty Mexico nor any of their Affiliates is in violation, breach or default of or under any of the Organizational Documents of, or other agreements with, Liberty Mexico, Innova or Innova Holdings.

4.1.6.3 Ownership of Innova Shares. Schedule 4.1.6.3 reflects all of the equity interests in Innova and Innova Holdings to which Liberty Mexico has record and beneficial ownership. Such interests collectively (a) represent 10% of all of the issued and outstanding equity in Innova Holdings as of the date of this Agreement and approximately 2.320233% of all of the issued and outstanding equity in Innova (without taking into consideration indirect holdings in equity in Innova through Innova Holdings) as of the date of this Agreement, whether such equity is in the form of social parts or other securities, (b) represent all of Liberty’s direct and indirect interests in Innova and Innova Holdings, (c) are duly authorized, validly issued and outstanding, fully paid and nonassessable and (d) are held directly by Liberty Mexico, free and clear of all Liens other than Permitted Liens. Liberty shall update Schedule 4.1.6.3 at the Mexico Option Closing to reflect any additional equity interests relating to Innova and Innova Holdings held directly or indirectly by Liberty at the Mexico Option Closing.

4.1.6.4 Rights in Social Parts of Innova and Innova Holdings. Except as set forth in the Related Agreements, and the North America DTH Platform Memorandum of Understanding dated as of July 24, 1996, there are no outstanding (a) securities convertible into or exchangeable or exercisable for any of the equity interests in Innova or Innova Holdings directly or indirectly owned by Liberty; (b) options, rights (preemptive or otherwise) or warrants or other rights to purchase or to subscribe for any of the equity interests in Innova or Innova Holdings directly or indirectly owned by Liberty, other than as provided in the bylaws of Innova or Innova Holdings; or (c) contracts or other agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any of the equity interests in Innova or Innova Holdings directly or indirectly owned by Liberty.

4.1.6.5 Transfer of Innova Shares. At the Mexico Option Closing, Liberty Mexico will transfer to the Purchaser record and beneficial ownership of, and the Purchaser shall acquire record and beneficial ownership of and good and valid title to, all of the Innova Shares, free and clear of all Liens other than Permitted Liens.

4.1.6.6 No Transfer of Liabilities or Obligations of Liberty Mexico. No liabilities or obligations of Liberty Mexico of any kind whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated and whether due or to become due) shall be transferred or assigned to, or otherwise give rise to any liability of, the purchaser or DIRECTV as a result of the Mexico Option Closing, other than liabilities or obligations under the Organizational Documents of Innova or Innova Holdings.

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4.1.7 MTS Platform Transaction.

4.1.7.1 Due Organization of the Liberty MTS Entities. Each of Liberty Multicountry DTH, Inc. and Liberty International DTH Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Liberty Latin Partners, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.1.7.2 Compliance with Organizational Documents. None of Liberty, the Liberty MTS Entities nor any of their Affiliates is in violation, breach or default of or under any of the Organizational Documents of, or other agreements with, any of the Liberty MTS Entities, MCOP, Techco or Sky Partners.

4.1.7.3 Ownership of the MTS Partnership Interests. Schedule 4.1.7.3 reflects all of the equity interests in the MTS Platform to which the Liberty MTS Entities have record and beneficial ownership. Such interests collectively constitute the MTS Partnership Interests and (a) represent 10% of all of the issued and outstanding partnership interests in each of MCOP, Techco and Sky Partners, (b) represent all of Liberty’s direct and indirect equity interests in the MTS Platform, (c) are duly authorized, validly issued and outstanding and fully paid and (d) are held directly by the Liberty MTS Entities, free and clear of all Liens other than Permitted Liens.

4.1.7.4 Rights in Securities of the MTS Platform. Except as set forth in the Related Agreements, there are no outstanding (a) securities convertible into or exchangeable or exercisable for any MTS Partnership Interests; (b) options, rights (preemptive or otherwise) or warrants or other rights to purchase or to subscribe for any MTS Partnership Interests; or (c) contracts or other agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any MTS Partnership Interests.

4.1.7.5 Transfer of MTS Partnership Interests. At the MTS Platform Closing, the Liberty MTS Entities shall transfer, and the Purchaser shall acquire record and beneficial ownership of and good and valid title to, all of the MTS Partnership Interests, free and clear of all Liens other than Permitted Liens.

4.1.7.6 No Transfer of Liabilities or Obligations of Liberty MTS Entities. No liabilities or obligations of any of the Liberty MTS Entities of any kind whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated and whether due or to become due) shall be transferred or assigned to, or otherwise give rise to any liability of, the Purchaser or DIRECTV as a result of the MTS Platform Closing, other than liabilities or obligations under the MTS Partnership Agreements.

4.2 Representations and Warranties of DIRECTV. As of the date hereof and as of each applicable Closing, DIRECTV hereby represents and warrants to Liberty as follows:

4.2.1 Due Organization of DIRECTV. DIRECTV is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2.2 Authority of DIRECTV. DIRECTV has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. As of the applicable Closing, each of DIRECTV and the Purchaser will have the requisite corporate or similar power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is a party and to consummate the transactions contemplated thereby.

4.2.3 Binding Obligation of DIRECTV. This Agreement has been duly executed and delivered by DIRECTV and (assuming due authorization, execution and delivery of this Agreement by Liberty) constitutes a legal, valid and binding obligation of DIRECTV, enforceable against DIRECTV in accordance with its terms. As of the applicable Closing, each of the Transaction Documents to which DIRECTV and/or the Purchaser is party will have been duly executed and delivered by such Person(s) and (assuming due authorization, execution and delivery of this Agreement by the other parties thereto) will constitute a legal, valid and binding obligation of DIRECTV and/or the Purchaser, as applicable, enforceable against such Person(s) in accordance with its terms.

4.2.4 No Conflict; Required Filings and Consents. The execution and delivery by DIRECTV of this Agreement and each of the Transaction Documents to which it or any of its Affiliates (including without limitation, the Purchaser) is party shall not, and the performance by DIRECTV or any of its Affiliates of its obligations hereunder or thereunder (including the consummation of the transactions contemplated hereby or thereby) shall not, subject to obtaining the Governmental Consents identified on Schedule 4.2.4, (a) conflict with DIRECTV’s or such Affiliates’ Organizational Documents, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, any material contract, permit, order, judgment or decree to which DIRECTV or such Affiliate is a party or by which any of DIRECTV’s or such Affiliates’ properties are bound, (c) constitute a violation of any Law applicable to DIRECTV or such Affiliate, or (d) result in the creation of any Lien upon any of the assets of DIRECTV or such Affiliate, except in the case of clause (b) for any such conflicts, violations, defaults, rights or losses that would not reasonably be expected to impair the ability of DIRECTV or such Affiliates to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby. Except for the matters described in Schedule 4.2.4, no Governmental Consent or third party consent is required to be obtained or made by or with respect to DIRECTV or any of its Affiliates in connection with the execution and delivery of this Agreement or any Transaction Document or the performance by DIRECTV or any of its Affiliates of its obligations hereunder or thereunder (including the consummation by DIRECTV or any of its Affiliates of the transactions contemplated hereby or thereby), except for any that would not materially impair DIRECTV’s or such Affiliates’ ability to execute and deliver this Agreement and such Transaction Documents to which they are parties and to consummate the transactions contemplated hereby and thereby.

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4.2.5 Investment Purposes. DIRECTV is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. DIRECTV is acquiring, or will acquire, the capital stock of Liberty Brazil US, the Mexico Option, the capital stock of Liberty Mexico and the Liberty MTS Interests in good faith solely for its own account, for investment purposes only and not with a view to the distribution or resale thereof in violation of any applicable federal or state securities law. DIRECTV acknowledges that all of such securities that it is acquiring, or will acquire, have not and will not be registered or qualified under the Securities Act of 1933 or state securities laws in reliance upon specific exemptions therefrom, which exemptions depend, among other things, on the bona fide nature of DIRECTV’s investment intent as expressed herein. DIRECTV shall not offer for sale, sell or otherwise transfer any of such securities in violation of any applicable federal or state securities law. DIRECTV has been given an opportunity to obtain any desired business and financial information concerning the entities in which securities are being transferred pursuant hereto and to meet with and to ask questions of the management of Liberty with respect to the business, affairs and financial condition of such entities and has availed itself of the opportunity to the full extent desired.

4.2.6 Status of Purchaser. The Purchaser shall be a U.S. corporation that is neither domiciled nor resident in either Brazil or Mexico.

ARTICLE 5

CERTAIN COVENANTS

5.1 Confidentiality. Each Party shall, except to the extent required by any Governmental Entity, keep confidential, and shall use its commercially reasonable efforts, fully commensurate with those which it employs for the protection of comparable information of its own, to cause to be kept confidential by its Affiliates, employees and representatives, all information disclosed prior to the date hereof or hereafter to any such Persons in connection with this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby, and none of such information shall be used in any manner other than in connection with this Agreement and the Transaction Documents, provided that the Parties may disclose any information to third Persons and their respective consultants who are investors in such Party or its Affiliates, if commercially reasonable efforts, fully commensurate with those it uses to protect comparable information of its own, are used to protect such information from further disclosure. The provisions of this Section 5.1 shall not be applicable to information (i) that is public knowledge or becomes public knowledge through no fault of the receiving Party or its representatives, (ii) required to be disclosed by Law or governmental order (including pursuant to, or in connection with, any filing under applicable disclosure Laws, including without limitation the applicable rules of any stock exchange or similar public trading system) or (iii) that was already in the possession of the disclosing Party and not subject to an obligation of confidentiality.

5.2 Publicity. No Party shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Transaction Documents or the

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consummation of the transactions contemplated hereby or thereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that (i) any such release or announcement that discloses the identity of the other Party shall require the consent of such Party, which may be withheld in its sole discretion; and (ii) nothing herein shall prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such action is required by Law, governmental order or the rules of any national stock exchange applicable to it or to its Affiliates, in which event the Party making such public announcement will use commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of its issuance.

5.3 Governmental Consents. As promptly as practicable after the execution of this agreement, DIRECTV shall proceed to prepare the documents necessary to obtain the Governmental Consents and shall provide them to Liberty for review and approval prior to filing, which approval shall not be unreasonably withheld or delayed. Liberty will provide any information about Liberty and its subsidiaries, businesses and assets that is required to be included in such filings. If Liberty so requests, DIRECTV shall use all commercially reasonable efforts to cause such information shall be treated on a strictly confidential basis. DIRECTV shall pay all filing fees and shall use all commercially reasonable efforts to diligently and expeditiously prosecute such applications to obtain such Governmental Consents as promptly as practicable. Except as provided on Schedule 4.1.4 and Schedule 4.2.4, the Parties, after due investigation, have determined that no filing with, or prior approval from, any Governmental Entities under applicable antitrust, pre-merger or similar applicable Laws is required to be made by them in order to consummate the Closings hereunder. Notwithstanding anything herein to the contrary, each Party assumes the risk of such determination and no Party shall be deemed to make any representation or warranty with respect to the necessity or lack of necessity of such a filing or approval.

5.4 Satisfaction of Conditions; Consummation of Transactions

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to cause the conditions to closing set forth in Article 6 to be satisfied, and to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents as soon as reasonably practicable. Without limiting the generality of the foregoing, DIRECTV shall use all commercially reasonable efforts to obtain all requisite Governmental Consents to the Brazil Transaction by the Brazil Closing Date.

(b) Each of the Parties will use its commercially reasonable efforts to cause the Brazil Closing to occur concurrently with, or immediately prior to, the News/DIRECTV Brazil Transaction.

5.5 Failure to Consummate. If, for regulatory or other reasons, the Parties are not able to consummate any or all of the conveyances and assignments contemplated by Article 2, they shall cooperate in good faith with each other to agree on, and shall use their commercially reasonable efforts to effect, an alternative transaction that as closely as practicable achieves the purposes of this Agreement and the intent of the parties and provides to Liberty and its Affiliates the economic and other benefits that would otherwise have accrued to Liberty and its Affiliates, and transfers to DIRECTV and its Affiliates the benefits and obligations of Liberty and its Affiliates that would have otherwise been transferred to DIRECTV and its Affiliates, had the conveyances and assignments contemplated by Article 2 been consummated as contemplated hereby.

ARTICLE 6

CONDITIONS TO BRAZIL CLOSING AND MEXICO OPTION CLOSING

6.1 Conditions to the Brazil Closing

6.1.1 Conditions to the Obligations of Liberty. The obligation of Liberty under this Agreement to consummate the Brazil Transaction, and to cause its Affiliates (including Liberty Brazil US) to take any and all actions necessary or appropriate in connection therewith, is subject to the satisfaction, or waiver by Liberty acting in its sole discretion, at or prior to the Brazil Closing of each of the following conditions:

6.1.1.1 Representations and Warranties. Each of the representations and warranties of DIRECTV set forth in Section 4.2 (insofar as they relate to the Brazil Transaction) shall be true and correct in all material respects as of the Brazil Closing.

6.1.1.2 Covenants. DIRECTV shall have complied or caused the Purchaser to comply, as applicable, in all material respects with its covenants hereunder that are required to be complied with by DIRECTV or the Purchaser at or prior to the Brazil Closing.

6.1.1.3 Deliverables. DIRECTV shall have delivered or caused to be delivered to Liberty or its Affiliates, as applicable, the items to be delivered at the Brazil Closing by DIRECTV or the Purchaser pursuant to Section 7.3.

6.1.1.4 No Governmental Restraints. No Governmental Entity nor any court of competent jurisdiction shall have taken any action, including without limitation the issuance of any temporary restraining order, preliminary or permanent injunction or other court order or the enactment of any Law, that prohibits or renders illegal the consummation of the Brazil Transaction.

6.1.2 Conditions to the Obligations of DIRECTV. The obligation of DIRECTV under this Agreement to consummate the Brazil Transaction, and to cause its Affiliates (including without limitation the Purchaser) to take any and all actions necessary or appropriate in connection therewith, is subject to the satisfaction, or waiver by DIRECTV acting in its sole discretion, at or prior to the Brazil Closing of each of the following conditions:

6.1.2.1 Representations and Warranties.

(a) Each of the representations and warranties of Liberty set forth in Section 4.1.5.3, Section 4.1.5.4, Section 4.1.5.5 and Section 4.1.5.6 shall be true and correct in all respects as of the Brazil Closing Date.

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(b) The representations and warranties of Liberty set forth in Section 4.1.5.7 shall be true and correct in all material respects as of the Brazil Closing Date; provided, however that, solely for purposes of this condition to closing, the effects of any unasserted, contingent or otherwise then incalculable or unknown liability shall not adversely affect the satisfaction of this condition, unless the existence or potential existence of such liability results from any voluntary action by Liberty Brasil or any of its Affiliates, which action willfully created the liability.

6.1.2.2 Good Standing. Liberty Brasil shall be validly existing and in good standing under the laws of the Republic of Brazil.

6.1.2.3 Covenants. Liberty shall have complied or, as appropriate, shall have caused one or more of its Affiliates to comply in all material respects with its covenants hereunder that are required to be complied with by such Person at or prior to the Brazil Closing.

6.1.2.4 Deliverables. Liberty shall have delivered or caused to be delivered to DIRECTV or the Purchaser, as applicable, the items to be delivered at the Brazil Closing by Liberty or any of its Affiliates pursuant to Section 7.3.

6.1.2.5 Governmental Consents. Each of the Governmental Consents set forth in Schedule 4.2.4 relating to the Brazil Closing shall have been obtained.

6.1.2.6 No Governmental Restraints. No Governmental Entity nor any court of competent jurisdiction shall have taken any action, including without limitation the issuance of any temporary restraining order, preliminary or permanent injunction or other court order or the enactment of any Law, that prohibits or renders illegal the consummation of the Brazil Transaction.

6.2 Conditions to the Mexico Option Closing

6.2.1 Conditions to the Obligations of Liberty. The obligation of Liberty under this Agreement to consummate the Mexico Transaction, and to cause its Affiliates (including Liberty Mexico) to take any and all actions necessary or appropriate in connection therewith, is subject to the satisfaction, or waiver by Liberty acting in its sole discretion, at or prior to the Mexico Option Closing of each of the following conditions:

6.2.1.1 Representations and Warranties. Each of the representations and warranties of DIRECTV set forth in Section 4.2 (insofar as they relate to the Mexico Option Closing) shall be true and correct in all material respects as of the Mexico Option Closing.

6.2.1.2 Covenants. DIRECTV shall have complied in all material respects with its covenants hereunder that are required to be complied with by DIRECTV or the Purchaser at or prior to the Mexico Option Closing.

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6.2.1.3 Deliverables. DIRECTV shall have delivered or caused to be delivered to Liberty or its Affiliates, as applicable, the items to be delivered at the Mexico Option Closing by DIRECTV or the Purchaser pursuant to Section 7.3.2.

6.2.2 Conditions to the Obligations of DIRECTV. The obligation of DIRECTV under this Agreement to consummate the Mexico Transaction, and to cause its Affiliates (including without limitation the Purchaser) to take any and all actions necessary or appropriate in connection therewith, is subject to the satisfaction, or waiver by DIRECTV acting in its sole discretion, at or prior to the Mexico Option Closing of each of the following conditions:

6.2.2.1 Representations and Warranties. Each of the representations and warranties of Liberty set forth in Section 4.1.6.3, Section 4.1.6.4, and Section 4.1.6.5 shall be true and correct in all respects as of the Mexico Option Closing Date.

6.2.2.2 Covenants. Liberty shall have complied or, as appropriate, shall have caused one or more of its Affiliates to comply, in all material respects with its covenants hereunder that are required to be complied with by such Person at or prior to the Mexico Option Closing.

6.2.2.3 Deliverables. Liberty shall have delivered or caused to be delivered to DIRECTV or the Purchaser, as applicable, the items to be delivered at the Mexico Option Closing by Liberty or any of its Affiliates pursuant to Section 7.3.2.

6.2.2.4 No Governmental Restraints. No Governmental Entity nor any court of competent jurisdiction shall have taken any action, including without limitation the issuance of any temporary restraining order, preliminary or permanent injunction or other court order or the enactment of any Law, that prohibits or renders illegal the consummation of the Mexico Transaction.

ARTICLE 7

THE CLOSINGS

7.1 Place of Closings. The Closings of the transactions contemplated in this Agreement shall take place at the offices of Hogan & Hartson L.L.P., 875 Third Avenue, New York, New York 10022, U.S.A., provided that any documents that must be executed before a Notary Public in Brazil or Mexico shall be delivered on each of the Brazil Closing Date or Mexico Option Closing Date, as applicable, to the place or places designated by DIRECTV at least two (2) Business Days prior to the applicable Closing. Each of the Closings shall be deemed to occur as of the close of business on the respective Closing Date.

7.2 Dates of Closing.

7.2.1 Brazil Closing Date. The closing of the transactions set forth in Section 2.1 shall take place on the date that is the third Business Day following the date on which all conditions set forth in Section 6.1 have been satisfied or duly waived (other than those conditions that by their terms are to be satisfied at the Brazil Closing, but subject to the satisfaction or waiver of such conditions); provided that the conditions set forth in Section 6.1, other than those conditions that have been duly waived, continue to be satisfied as of the Brazil Transaction Closing Date.

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7.2.2 Mexico Option Closing Date. The closing of DIRECTV’s exercise of the Mexico Option shall take place on the date set forth in the Exercise Notice; provided that the conditions set forth in Section 6.2 have been satisfied or duly waived (other than those conditions that by their terms are to be satisfied at the Mexico Option Closing, but subject to the satisfaction or waiver of such conditions)

7.2.3 MTS Platform Closing Dates. The closing of the purchase and sale of the MTS Partnership Interests shall take place simultaneously with the execution and delivery by the Parties of this Agreement and the deliveries described in Section 7.5.

7.3 Deliveries at the Brazil Closing. At the Brazil Closing:

7.3.1 Purchase Price. The Initial Cash Payment shall constitute payment in full of the Liberty Brasil Purchase Price.

7.3.2 Amended Liberty Brasil Articles of Association. Liberty shall deliver to the Purchaser (a) the Amended Liberty Brasil Articles of Association, fully executed and prepared to be filed with the Junta Comercial do Estado de São Paulo or (b) evidence satisfactory to the Purchaser that the Amended Liberty Brasil Articles of Association have been filed with and accepted by the Junta Comercial do Estado de São Paulo. The Amended Liberty Brasil Articles of Association shall reflect the transfer of all of the Liberty Brasil Quotas to the Purchaser and a change in the name of Liberty Brasil to a name that does not include “Liberty” or “LMI.”

7.4 Deliveries at the Mexico Option Closing. At the Mexico Option Closing:

7.4.1 Purchase Price. DIRECTV shall cause the Purchaser to deliver to Liberty Mexico, in the manner specified in Section 3.1.2, the amount of the Mexico Option Exercise Price.

7.4.2 Stock Certificates. Liberty shall cause Liberty Mexico to deliver to the Purchaser certificates representing all of the Innova Shares, duly endorsed in blank or accompanied by stock powers effecting the valid transfer of such shares of capital stock.

7.5 Deliveries at MTS Platform Closing. At the MTS Platform Closing:

7.5.1 Liberty shall cause Liberty Multicountry to deliver to the Purchaser a duly executed counterpart of an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit 3 (the “Multicountry Assignment”), (a) effecting the valid transfer of the MCOP Interest to the Purchaser, and (b) providing for the assignment of the rights of Liberty Multicountry under the MCOP Partnership Agreement to, and the assumption of the obligations of Liberty Multicountry under the MCOP Partners2hip Agreement by, the Purchaser.

7.5.2 Liberty shall cause Liberty Sky Partners to deliver to the Purchaser a duly executed counterpart of an Assignment and Assumption Agreement, substantially in the form

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attached hereto as Exhibit 3 (the “Sky Partners Assignment”), (a) effecting the valid transfer of the Sky Partners Interest to the Purchaser, and (b) providing for the assignment of the rights of Liberty Sky Partners under the Sky Partners Partnership Agreement to, and the assumption of the obligations of Liberty Sky Partners under the Sky Partners Partnership Agreement by, the Purchaser.

7.5.3 Liberty shall cause Liberty Techco to deliver to the Purchaser a duly executed counterpart of an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit 3 (the “Techco Assignment”), (a) effecting the valid transfer of the Techco Interest to the Purchaser, and (b) providing for the assignment of the rights of Liberty Techco under the Techco Partnership Agreement to, and the assumption of the obligations of Liberty Techco under the Techco Partnership Agreement by, the Purchaser.

7.5.4 DIRECTV shall cause the Purchaser to deliver to Liberty Multicountry a duly executed counterpart of the Multicountry Assignment.

7.5.5 DIRECTV shall cause the Purchaser to deliver to Liberty Sky Partners a duly executed counterpart of the Sky Partners Assignment.

7.5.6 DIRECTV shall cause the Purchaser to deliver to Liberty Techco a duly executed counterpart of the Techco Assignment.

7.5.7 DIRECTV shall cause PanAmSat to deliver to Liberty the PanAmSat Release.

7.5.8 Liberty shall deliver, its Acknowledgment and Consent and each of Globo, News and Televisa shall deliver, its respective Acknowledgement and Consent.

7.5.9 If any entity of the MTS Platform is indebted to Liberty or any of its Affiliates as of the MTS Platform Closing, then Liberty shall either (a) deliver or cause the applicable Affiliate to deliver to the Purchaser an assignment and release of all of its rights and interests with respect to such indebtedness, or (b) deliver or cause the applicable Affiliate to deliver to the applicable entity of the MTS Platform a written notice evidencing full cancellation of such indebtedness as of the MTS Platform Closing Date.

7.5.10 DIRECTV shall deliver, or cause to be delivered to Liberty Techco an amount equal to $1.5 million, which equals the funding provided by Liberty Techco, pursuant to the MTS PAS Guarantee, between June 1, 2004 and the date of this Agreement.

ARTICLE 8

POST-CLOSING COVENANTS

8.1 Post-Closing Notifications. The Parties will, and each will cause its respective Affiliates to, comply with any post-closing notification or other requirements relating to this Agreement, to the extent then applicable to such Party, of any antitrust, trade competition, foreign or domestic investment or control, export or other Law of any Governmental Entity having jurisdiction over any of the Parties.

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ARTICLE 9

INDEMNIFICATION

9.1 Indemnification. The indemnification obligations in this Article 9 with respect to each of the Brazil Transaction, the Mexico Transaction and the MTS Platform Transaction shall apply from and after the closing date of the applicable Transactions:

9.1.1 Liberty Indemnification. Liberty shall indemnify and hold DIRECTV, its Affiliates (including without limitation, the Purchaser) and their respective partners, officers, directors, employees, agents and representatives (each, a “DIRECTV Indemnitee”) harmless from and against all Losses incurred or suffered by any DIRECTV Indemnitee as a result of or arising out of (i) the breach by Liberty of any of its representations and warranties contained in this Agreement, any certificate delivered by Liberty pursuant to this Agreement and in any of the Transaction Documents delivered by Liberty or any of its Affiliates; (ii) the failure by Liberty or any of its Affiliates to perform or fulfill any of its respective covenants or agreements in this Agreement or in any of the Transaction Documents delivered by Liberty or any of its Affiliates; or (iii) any Pre-Brazil Closing Taxes, other than any Pre-Brazil Closing Taxes directly connected to a breach by DIRECTV or any of its Affiliates of any of its representations and warranties set forth in Section 4.2.6 or any of its covenants set forth in Section 10.8.

9.1.2 DIRECTV Indemnification DIRECTV shall indemnify and hold Liberty, its Affiliates, and their respective partners, officers, directors, employees, agents and representatives (each, a “Liberty Indemnitee”) harmless from and against all Losses incurred or suffered by any Liberty Indemnitee as a result of or arising out of (i) the breach by DIRECTV of any of its representations and warranties contained in this Agreement, any certificate delivered by DIRECTV pursuant to this Agreement and in any of the Transaction Documents delivered by DIRECTV or any of its Affiliates; or (ii) the failure by DIRECTV or the Purchaser to perform or fulfill any of its covenants or agreements in this Agreement or in any of the Transaction Documents delivered by DIRECTV or any of its Affiliates.

9.1.3 Additional DIRECTV Indemnification. From the date hereof until such time as the MTS Equipment Lease Release has been delivered to Liberty and is in full force and effect, DIRECTV shall indemnify and hold each Liberty Indemnitee harmless from and against all Losses incurred or suffered by any Liberty Indemnitee relating to any obligation of Liberty or any of its Affiliates under the MTS Equipment Lease Guarantee.

9.2 Defense of Claims.

9.2.1 Third Party Claims. In the case of any claim asserted by a third party against a DIRECTV Indemnitee or a Liberty Indemnitee (the “Indemnified Party”) for which indemnification is required under this Article 9, notice shall be given (the “Claim Notice”) by the Indemnified Party to the Party required to provide such indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and

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the Indemnified Party may participate in such defense at such Indemnified Party’s expense, (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice, and (c) claims for Taxes shall be handled pursuant to Article 10. The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it elects to assume the defense of the Indemnified Party against such claim or demand.

9.2.2 Assumption of Defense. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it elects to defend the Indemnified Party against a third party claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, provided that, except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determinethat the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that the Indemnifying Party shall not be required to pay for more than one legal counsel, and provided further that, if the Indemnified Party does so take over and assume control, the Indemnified Party shall not consent to entry of any judgment or settle such claim or litigation without the written consent of the Indemnifying Party. In the event that the Indemnifying Party does not accept the defense of any matter for which indemnification is required, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand at the expense of the Indemnifying Party. In any event, the Parties shall cooperate in the defense of any claim or litigation subject to this Article 9 and the records of each shall be available to the other with respect to such defense. Each Indemnifying Party’s obligation under this Article 9 shall not affect the other Party’s’ right to seek any other remedy upon a default by the Indemnifying Party under this Agreement.

9.2.3 Other Claims. In the event that an Indemnified Party has a claim against the Indemnifying Party which does not involve a claim or demand being asserted by a third party, the Indemnified Party shall send a written notice with respect to such claim to the Indemnifying Party promptly following its discovery of the existence of the facts giving rise to such claim. The Indemnifying Party shall have fifteen (15) Business Days from the date such notice is received during which to notify the Indemnified Party in writing of any objections it has to the Indemnified Party’s notice or claims for indemnification. If the Indemnifying Party does not deliver such written notice of objection within such fifteen (15) day period, the Indemnifying Party shall be deemed to have accepted the claim. If the Indemnifying Party rejects the claim, then the Indemnified Party shall have the right (but not the obligation) to appoint an Independent

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Accountant to review the claim and determine its validity. If following receipt of the decision of the Independent Accountant either party is not satisfied with the decision of the Independent Accountant, or in the event the Indemnified Party does not appoint an Independent Accountant, the Indemnified Party shall have the right to require that the claim be resolved in accordance with Section 12.11. The fees and expenses of any Independent Accountant shall be borne 50% by the Indemnifying Party and 50% by the Indemnified Party.

9.2.4 Payment During Defense. The indemnification required by this Article 9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred. Any payments due under this Article 9 shall be made by the Indemnifying Party by wire transfer of immediately available funds within the (10) Business Days of demand by the Indemnified Party.

9.3 Survival of Representations and Warranties. For purposes of the indemnification provided in this Article 9, the representations and warranties of the Parties shall survive for two years following the applicable Closing, except that the representations and warranties of Liberty set forth in Section 4.1.3, Section 4.1.5.3, Section 4.1.5.4, Section 4.1.5.5, Section 4.1.5.6, Section 4.1.5.7, Section 4.1.5.8, Section 4.1.6.3, Section 4.1.6.4, Section 4.1.6.5, Section 4.1.6.6, Section 4.1.7.3, Section 4.1.7.4, Section 4.1.7.5 and Section 4.1.7.6 (collectively, the “Fundamental Representations”) and the representation and warranty of DIRECTV set forth in Section 4.2.6 shall survive the applicable Closing indefinitely. No Indemnifying Party shall have any indemnification obligation under Section 9.1.1(i) or Section 9.1.2(i) with respect to such Party’s representations and warranties unless a written claim for indemnification is delivered in accordance with Section 9.2 by the Indemnified Party to the Indemnifying Party on or before the second anniversary of the applicable Closing Date, except that this time limitation shall not apply to any breach of any of the Fundamental Representations.

ARTICLE 10

TAX MATTERS

10.1 Termination of Existing Liberty Brasil Tax Sharing Agreements. All Tax Sharing Agreements with respect to or involving Liberty Brasil (the “Acquired Entity”) shall be terminated with respect to Liberty Brasil on or prior to the Brazil Closing Date. After the Brazil Closing Date, neither Liberty and its Affiliates, on the one hand, nor Liberty Brasil, on the other, shall be bound by any Tax Sharing Agreement or have any liability under any Tax Sharing Agreement to the other party for amounts due in respect of any Tax Sharing Agreement.

10.2 Liberty Brazil Tax Return Responsibility. Liberty shall prepare and timely file all Tax Returns of the Acquired Entity for all Pre-Brazil Closing Tax Periods, including the short period ended on the Brazil Closing Date (each a “Pre-Brazil Closing Return”) and will (a) bear the costs (including the fees and expenses of the Acquired Entity’s accountants) of preparing each Pre-Brazil Closing Return, and (b) pay any amounts shown to be due on such Pre-Brazil Closing Returns. The Purchaser shall cause the Acquired Entity to prepare and timely file all Tax Returns of the Acquired Entity for any Brazil Straddle Period (the “Brazil Straddle Returns”). The Purchaser shall cause the Acquired Entity to pay and discharge all Taxes shown to be due on such Brazil Straddle Returns. No later than five (5) Business Days prior to the due date of any Brazil Straddle Return, Liberty shall pay to the Acquired Entity the portion of the

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Taxes shown due on such Brazil Straddle Return that is attributable to the portion of the Brazil Straddle Period ending on the Brazil Closing Date (as determined pursuant to Section 10.4 hereof) less estimated Tax payments for such Taxes made by Liberty or any of its Affiliates, or the Acquired Entity, prior to the Brazil Closing Date. The Tax Returns referred to above shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in the applicable Law. Following the Brazil Closing Date, an exact copy of any such Tax Return relating solely to the Acquired Entity filed by Liberty or its Affiliates or the Purchaser or its Affiliates, and evidence of payment of such Taxes shall be provided to the other party, upon request therefor, no later than ten (10) Business Days after such Tax Return is filed (or, if later, ten (10) Business Days following the request therefor); provided, however, that nothing in this Agreement shall entitle the Purchaser, DIRECTV or any of their respective Affiliates to any Tax Return or Tax information relating to the members of any Affiliated Group of which Liberty Brasil is a member, other than information relating to the Acquired Entity.

10.3 Amended Tax Returns. Notwithstanding anything to the contrary in this Agreement, Liberty and its Affiliates shall not file, or permit the Acquired Entity to file, any amended Tax Return relating to the Acquired Entity (or otherwise change such Tax Returns or make an election relating to the Acquired Entity) with respect to Pre-Brazil Closing Tax Periods without a written consent of DIRECTV, if such amendment would materially increase the Tax liabilities, or materially adversely impact the Tax attributes, of the Acquired Entity for any taxable period (or portion thereof) beginning after the Brazil Closing Date, unless required to do so by Law. If an amended Tax Return is required by Law to be filed for the Acquired Entity with respect to Pre-Brazil Closing Tax Periods, and such amended return would materially increase the Tax liabilities, or materially adversely impact the Tax attributes, of the Acquired Entity for any taxable period (or portion thereof) beginning after the Brazil Closing Date, DIRECTV shall have the right to review such amended Tax Return; provided, however, that DIRECTV’s right to review such amended return is strictly limited to the review of pro forma information related to Liberty Brasil, and DIRECTV shall have no right to any information relating to any other members of an Affiliated Group of which Liberty Brasil is or was a member.

10.4 Allocations for Straddle Periods. For purposes of this Agreement, the amount of Taxes of the Acquired Entity attributable to the pre-Brazil Closing portion of any taxable period beginning before and ending after the Brazil Closing Date (the “Brazil Straddle Period”) shall be determined based upon a hypothetical closing of the taxable year on such Brazil Closing Date with such Brazil Closing Date being included in the pre-Brazil Closing portion of such Brazil Straddle Period; provided, however, that in the case of real and personal property Taxes, Taxes based upon capital or a flat minimum dollar amount tax, the portion of the Taxes attributable to the pre-Brazil Closing portion of such Brazil Straddle Period shall be determined by multiplying such Taxes by a fraction, the numerator of which is the number of days in the partial period through and including the Brazil Closing Date, and the denominator of which is the total number of days in such Brazil Straddle Period.

10.5 Post-Closing Tax Audits. Liberty shall have control over (a) the conduct of the Current Tax Audit with respect to its effect upon Liberty Multicountry, Liberty and its Affiliates, and Liberty Media Corporation and its Affiliates, and (b) any Tax audit or proceeding relating to the Acquired Entity for any Pre-Brazil Closing Tax Period, and shall be responsible for fees and expenses related to such representation except as otherwise provided in this Section 10.5.

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DIRECTV or the Purchaser shall have control over the conduct of any Tax audit or proceeding relating to the Acquired Entity for any Post-Brazil Closing Tax Period and shall be responsible for fees and expenses related to such representation except as otherwise provided in this Section 10.5. DIRECTV and Liberty shall jointly represent the Acquired Entity in any Tax audit or proceeding relating to any Brazil Straddle Period, and fees and expenses related to such representation shall be paid equally by DIRECTV and Liberty. Liberty and its Affiliates shall not agree to any settlement concerning Taxes of the Acquired Entity for any Pre-Brazil Closing Tax Period that would result in any material increase in the Tax liabilities, or materially adversely affect the Tax attributes, of the Acquired Entity for any Post-Brazil Closing Tax Period, without the prior written consent of DIRECTV. Neither DIRECTV, Purchaser nor any of their Affiliates shall agree to any settlement concerning Taxes of the Acquired Entity for any Post-Brazil Closing Tax Period that would result in any material increase in the Tax liabilities, or materially adversely affect the Tax attributes, of the Acquired Entity for any Pre-Brazil Closing Tax Period, without the prior written consent of Liberty. DIRECTV shall have the right to be kept fully informed of any material developments and receive copies of all correspondence and shall have the right to observe the conduct of any Tax audit or proceeding with respect to the Acquired Entity for any Pre-Brazil Closing Tax Period (through attendance at meetings) at its own expense, including through its own counsel and other professional experts to the extent such Tax audit or proceeding affects the Acquired Entity for any Post-Brazil Closing Tax Period; and provided, that DIRECTV shall have no right to any information relating to any other members of an Affiliated Group of which Liberty Brasil is or was a member and shall not be permitted to be in attendance with respect to matters related to such other members. Liberty and its Affiliates shall have the right to be kept fully informed of any material developments and receive copies of all correspondence and shall have the right to observe the conduct of any Tax audit or proceeding with respect to the Acquired Entity for any Post-Brazil Closing Tax Period (through attendance at meetings) at its own expense, including through its own counsel and other professional experts to the extent such Tax audit or proceeding affects the Acquired Entity for any Pre-Brazil Closing Tax Period; and provided, that Liberty shall have no right to any information relating to any other members of an Affiliated Group of which Liberty Brasil is a member and shall not be permitted to be in attendance with respect to matters related to other such members.

10.6 Post-Closing Tax Assistance. Following the Brazil Closing, each of Liberty and its Affiliates (as to pre-Brazil Closing matters) and DIRECTV shall, as reasonably requested by the other party: (A) assist the other Party in preparing any Tax Returns relating to the Acquired Entity which such other Party is responsible for preparing and filing; (B) cooperate fully in preparing for any audit of, or dispute with taxing authorities regarding, and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims, and in connection with the preparation of financial statements or other documents to be filed with any Governmental Entity, in each case with respect to the Acquired Entity; (C) make available to the other and to any Governmental Entity as reasonably requested all information, records, and documents relating to Taxes of the Acquired Entity (at the cost and expense of the requesting party), (D) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to the Acquired Entity for taxable periods for which the other Party is responsible; and (E) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Tax periods for which the other is responsible.

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10.7 Transfer Taxes. Liberty and DIRECTV shall each pay (or cause their respective Affiliates to pay), when due, one-half of all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions (“Transfer Taxes”) and shall each pay one-half of the costs expended to file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges; provided, however, that the party legally responsible for paying such Transfer Taxes shall have responsibility for filing such Transfer Tax Returns ; and provided, further, that in the case of a change in Law between the date of this Agreement and the Brazil Closing Date or the Mexico Option Closing Date that results in an increase to the Transfer Taxes due in connection with the consummation of the Transactions compared to the Transfer Taxes that would be due were the Transactions to close as of the date hereof, DIRECTV shall be solely responsible for difference in such Transfer Tax liability, and to the extent such change in Law results in a decrease in Transfer Tax liability, DIRECTV shall receive a credit with respect to its share of the Transfer Tax liability equal to the difference. Each party to this Agreement shall cooperate in the timely preparation and filing of all Transfer Tax Returns as may be required in connection therewith.

10.8 Covenants. DIRECTV and its Affiliates (including, without limitation, the Purchaser and, after the Brazil Closing, the Acquired Entity), will not, without the prior consent of Liberty, (i) effect or engage in any transactions or other actions with respect to the Acquired Entity on the Brazil Closing Date relating to the Acquired Entity out of the ordinary course of business, (ii) make any election under Code Section 338 (or any applicable corresponding election under state, local or foreign tax law) with respect to Innova Holdings or Innova or (iii) make or change any tax election of the Acquired Entity or amend any Tax Returns of the Acquired Entity relating to the pre-Brazil Closing tax periods (or portions thereof) that will result in any material increase in the Tax liabilities of the Acquired Entity for any taxable period (or portion thereof) ending on or prior to the Brazil Closing Date.

ARTICLE 11

TERMINATION

11.1 Rights to Terminate

11.1.1 By Written Consent. This Agreement may be terminated in respect of any Transaction that has not been closed as of such time, and such Transaction shall thereby be abandoned, at any time by the mutual written consent of Liberty and DIRECTV.

11.1.2 Brazil Transaction.

11.1.2.1 This Agreement may be terminated in respect of the Brazil Transaction by either Liberty or DIRECTV, if the Brazil Closing has not occurred by the third anniversary of the date of this Agreement; provided, however, that a Party may not terminate this Agreement with respect to the Brazil Transaction if the failure of the Brazil Closing to occur by the third anniversary of the date of this Agreement results from such Party’s material breach of its representations, warranties or covenants hereunder or whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party to close such Transaction. Any such termination shall be by written notice by the terminating Party to the other Party, and the Brazil Transaction shall thereby be abandoned.

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11.1.2.2 This Agreement may be terminated in respect of the Brazil Transaction by DIRECTV if the conditions to closing set forth in Section 6.1.2.1(a) or Section 6.1.2.6 shall have become incapable of being satisfied.

11.1.3 Mexico Transaction. This Agreement shall terminate in respect of the Mexico Transaction, and the Mexico Transaction shall thereby be abandoned, upon the expiration of the Mexico Option in accordance with Section 2.2(a). This Agreement may be terminated in respect 1aof the Mexico Transaction by DIRECTV if the conditions to closing set forth in Section 6.2.2.1 or Section 6.2.2.4 shall have become incapable of being satisfied.

11.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 11.1, there shall be no liability on the part of either of the Parties, except for liability arising out of a willful breach of a Party’s representations, warranties, covenants or agreements hereunder. In the event of any such willful breach, the breaching Party shall be liable to the non-breaching Party for the full amount of any and all Losses incurred or suffered by the non-breaching Party as a result of such breach, irrespective of whether this Agreement is terminated in whole, in part or not at all.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer or one Business Day after having been dispatched by a internationally recognized overnight courier service to the appropriate Party at the address specified below:

(a)	If to Liberty, to:

Liberty Media International, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Facsimile No.:

Attention:

with a copy (which shall not constitute notice hereunder) to:

Sherman & Howard L.L.C.

633 Seventeenth Street, Suite 3000

Denver, Colorado 80202

Attention: Amy L. Hirter, Esq.

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(b)	If to DIRECTV, to:

DIRECTV Latin America, LLC

1211 Avenue of the Americas

New York, NY 10036-8795

Facsimile No.: (212) 852-7895

Attention: Bruce Churchill

with copies (which shall not constitute notice hereunder) to:

The DIRECTV Group, Inc.

2250 East Imperial Highway

El Segundo, CA 90245

Facsimile No.:

Attention: Larry D. Hunter, Esq.

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile No.: 212-310-8007

Attention: Michael Lubowitz, Esq.

or to such other address or addresses as any such Party may from time to time designate as to itself by like notice.

12.2 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible and in a mutually acceptable manner so that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

12.3 Specific Performance; Other Remedies. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity. DIRECTV agrees that, in addition to any other remedy to which Liberty may be entitled at law or in equity, Liberty shall also be entitled to enforce specifically the provisions of Section 2.2(c) of this Agreement.

12.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, nor obligations hereunder shall be assigned by any of the Parties hereto, whether by operation of law or otherwise; provided, however, that upon

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written notice to the other Party: (i) DIRECTV shall have the right to assign its rights and obligations hereunder, on the whole or in part, to any of its Affiliates, although such assignment shall not release DIRECTV from liability hereunder; and (ii) Liberty shall have the right to assign its rights and obligations hereunder, on the whole or in part, to any of its Affiliates, although such assignment shall not release Liberty from liability hereunder.

12.5 Waiver of Compliance. Any failure of any Party to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

12.6 Entire Agreement. This Agreement and the Transaction Documents (including the Exhibits and Schedules hereto and thereto) supersede any other agreement, whether written or oral, that may have been made or entered into by any Party or any of their respective Affiliates (or by any director, officer or representative thereof) relating to the matters contemplated hereby. This Agreement and the Transaction Documents (together with the Exhibits and Schedules hereto and thereto) constitute the entire agreement by and among the Parties relating to the subject matter hereof, and there are no agreements or commitments by or among such Parties or their Affiliates relating thereto, except as expressly set forth herein.

12.7 Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by the Parties.

12.8 Rights of the Parties. Except as provided in Article 9, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the Parties and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

12.9 Further Assurances. From time to time prior to or after the Closings, as and when reasonably requested by DIRECTV or the Purchaser, Liberty shall or shall cause its Affiliates, as appropriate, to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as DIRECTV or the Purchaser shall reasonably deem necessary or appropriate to effect fully the transactions contemplated by this Agreement and the intent of the Parties hereunder, including without limitation to vest in the Purchaser valid title to the securities being sold, assigned and transferred under this Agreement and all rights of ownership related thereto.

12.10 Governing Law. This Agreement, including the interpretation, construction and validity hereof, shall be governed by the laws of the State of New York, United States of America (without reference to its principles as to conflicts of law).

12.11 Choice of Forum. Each of the Parties agrees that any action or proceeding commenced to enforce any right under this Agreement, or that is in any way related to this Agreement shall be commenced only in the courts of the State of New York, County of New York, or of the U.S. District Court for the Southern District of New York. Each of the Parties irrevocably submits to the jurisdiction of those courts and waives, to the fullest extent permitted

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by law, the right to commence any such action in any other court or venue and any objection which it may now or hereafter have to be laying of the venue of any such suit, action or proceeding brought in any such courts, and any claim that any such suit, action or proceeding brought in such courts has been brought in an inconvenient forum, and further agrees that a final judgment in any such suit, action or proceeding brought in such courts shall be conclusive and binding upon such Party.

12.12 Execution in Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same agreement.

12.13 Expenses. Except as otherwise provided herein, each Party will pay any expenses incurred by it incident to this Agreement and the Transaction Documents and in preparing to consummate and consummating the transactions provided for herein and therein.

12.14 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions and to the recitals refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and subdivisions and to the recitals of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection,” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

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IN WITNESS WHEREOF, this Liberty Media Latin America Purchase Agreement has been duly executed by duly authorized representatives of each of the Parties.

LIBERTY MEDIA INTERNATIONAL, INC.

By:	/s/ David J. Leonard
Name:	David J. Leonard
Title:	Senior Vice President

THE DIRECTV GROUP, INC.

By:	/s/ Bruce Churchill
Name:	Bruce Churchill
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT 1

TO LATIN AMERICA PURCHASE AGREEMENT

DEFINITIONS

“Acknowledgement and Consent” means each of the Globo Acknowledgement and Consent, the Liberty Acknowledgement and Consent, the News Acknowledgement and Consent and the Televisa Acknowledgement and Consent.

“Acquired Entity” means Liberty Brasil.

“Affiliate” means, at any date of determination, with respect to: (i) DIRECTV, any Person Controlling, Controlled by, or under common Control with, DIRECTV; (ii) Liberty, any Person, Controlling, Controlled by, or under common Control with, Liberty; provided, that (x) none of News nor any of its subsidiaries shall be deemed to be Affiliates of DIRECTV, and (y) none of Sky Brasil, Innova, Innova Holdings, MCOP, Techco, Sky Partners nor any of their respective subsidiaries shall be deemed to be Affiliates of Liberty.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504 (or any similar group defined under a similar provision of state, local or foreign Law).

“Agreement” has the meaning provided in the preamble of this Agreement.

“Amended Liberty Brasil Articles of Association” means the amendment to the Articles of Association of Liberty Brasil, which amendment, when duly filed with the Junta Comercial do Estado de São Paulo, shall effect the (a) transfer of the Liberty Brasil Quotas to the Purchaser and (b) change in the name of Liberty Brasil following the Brazil Closing.

“Assets” means the shares of capital stock and other equity interests in the Acquired Entities.

“Books and Records” means books, records, files, papers, minute books, tax records and other corporate records (including historical financial records), whether in hard copy or computer format.

“Brazil Closing” means the closing of the Brazil Transaction.

“Brazil Closing Date” means the date on which the Brazil Closing takes place.

“Brazil PAS Guarantee” means the guarantee dated March 5, 1998, issued by Liberty under the Second Amended and Restated Purchase and Sale Agreement between PanAmSat and Sky Brasil, dated as of March 5, 1998.

“Brazil Straddle Period” has the meaning provided in Section 10.4

“Brazil Transaction” means the transactions contemplated by Section 2.1.

Exhibit 9 - Page 1

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“Business Day” means any day, other than a Saturday or a Sunday or a day on which banking institutions in the Federative Republic of Brazil; New York (United States of America); Mexico D.F. (Mexico) or Bogota (Colombia) are authorized or obligated by law or executive order to close.

“Claim Notice” has the meaning provided in Section 9.2.1.

“Closing Dates” means the Brazil Closing Date, the Mexico Option Closing Date and the MTS Platform Closing Date, collectively.

“Closings” means the Brazil Closing, the Mexico Option Closing and the MTS Platform Closing, collectively.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” (together with the correlative meanings, “Controlled by” or “under common Control with”) means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of shares or ownership interests, voting rights, by contract or otherwise.

“Current Tax Audit” means the audit currently pending before the IRS relating to adjustments under Section 482 of the Code with respect to MCOP for the years 1998 through 2000.

“Determination Date” has the meaning provided in the Option Agreement dated as of the date hereof by and among News, Innova and Innova Holdings providing for the grant by Innova Holdings and Innova to News of two options to acquire up to a 15% direct and indirect equity interest in Innova and Innova Holdings.

“DIRECTV” has the meaning provided in the preamble of this Agreement.

“DIRECTV Indemnitee” has the meaning provided in Section 9.1.1.

“DIRECTV Other Purchase Agreements” has the meaning provided in the Recitals.

“DTH Business” has the meaning provided in the Recitals.

“Equipment Lessors means General Foods Credit Investors No. 1 Corporation and State Street Bank and Trust Company of Connecticut, National Association, and their respective successors-in-interest.

“Exercise Notice” has the meaning provided in Section 2.2(b).

“Fundamental Representations” has the meaning provided in Section 9.3.

“Globo” has the meaning provided in the Recitals.

“Globo Acknowledgement and Consent” means the Acknowledgement, Consent and Agreement being delivered by Globo in the form attached hereto as Appendix A.

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“Governmental Consents” means all governmental consents, filings, permits, registrations, declarations and approvals that are necessary or appropriate in order to consummate the transactions contemplated by this Agreement.

“Governmental Entity” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country or any state, county, parish, municipality, jurisdiction or other political subdivision thereof.

“Indemnified Party” means either a Liberty Indemnitee or a DIRECTV Indemnitee.

“Indemnifying Party” has the meaning provided in Section 9.2.1.

“Independent Accountant” means an accounting firm of national or international reputation approved (which approval shall not be unreasonably withheld) by both the Indemnified Party and Indemnifying Party.

“Innova” has the meaning provided in the Recitals.

“Innova Credit Agreement” means the Credit Agreement dated as of July 22, 2002, by and among Innova, Corporacion Novavision, S. de R.L. de C.V., News America Incorporated, Televisa and Liberty Mexico.

“Innova Funding” means, collectively, any (i) payment by Liberty or any of its Affiliates pursuant to a call, assessment or similar event involving the requirement by Innova or Innova Holdings that its equity holders make to such company any capital contribution, funding or advance (including an advance for future capital increases, an advance through deferral of trade receivables or a contribution to offset losses of such company and whether such advance is convertible into equity or not), or (ii) guaranty payment made by Liberty or its Affiliates under the Mexico PAS Guarantee.

“Innova Holdings” has the meaning provided in the Recitals.

“Innova Shares” means all of the issued and outstanding social parts of Innova and Innova Holdings owned directly or indirectly by Liberty on the Mexico Option Closing Date.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to any Person other than natural persons, the actual knowledge of its officers, directors and senior management and, in the case of natural persons, the actual knowledge of such person.

“Law” means any statute, law, ordinance, rule, applicable court decision or regulation.

“Liberty” has the meaning provided in the Preamble.

“Liberty Acknowledgement and Consent” means the Acknowledgement, Consent and Agreement being delivered by Liberty in the form attached hereto as Appendix B.

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“Liberty Brasil” has the meaning provided in the Recitals.

“Liberty Brasil Purchase Price” has the meaning provided in Section 3.1.1(a)

“Liberty Brasil Quotas” means the quotas and other equity interests in Liberty Brasil owned directly or indirectly by Liberty.

“Liberty Brazil US” means Liberty Brasil DTH, Inc., a Colorado corporation, and Liberty Brazil II, Inc., a Delaware corporation.

“Liberty Brazil US 1” means Liberty Brasil DTH, Inc., a Colorado corporation.

“Liberty Brazil US 2” means Liberty International DTH, Inc., a Colorado corporation.

“Liberty Indemnitee” has the meaning provided in Section 9.1.2.

“Liberty Mexico” has the meaning provided in the Recitals.

“Liberty MTS Entities” means Liberty Multicountry DTH, Inc., a Colorado corporation, Liberty International DTH Inc., a Colorado corporation, and Liberty Latin Partners, Inc., a Delaware corporation.

“Liberty Multicountry” means Liberty Multicountry DTH, Inc., a Colorado corporation.

“Liberty Techco” means Liberty International DTH Inc., a Colorado corporation.

“Liberty Sky Partners” means Liberty Latin Partners, Inc., a Delaware corporation.

“Liens” means all liens, pledges, claims, voting agreements, voting trusts, proxy agreements, security interests, restrictions, possessory interests, conditional sale or other title retention agreements, rights of first refusal, mortgages, tenancies, easements, rights-of-way, covenants, encumbrances and other burdens, options or restrictions of any kind.

“Loss” means any out-of-pocket cost, damage, disbursement, expense, Tax, liability, judgment, loss, deficiency, obligation, penalty or settlement of any kind or nature (whether civil or criminal, or based on negligence, trespass, intentional tort, strict liability, contribution or indemnification, or otherwise), whether foreseeable or unforeseeable, including interest or other carrying costs, penalties and related reasonable legal, accounting and other professional fees and expenses.

“MCOP” has the meaning provided in the Recitals.

“MCOP Interest” means the 10% partnership interest in MCOP held by Liberty Multicountry.

“MCOP Transponder Agreements” means the Transponder Service Agreement between PanAmSat and MCOP, dated as of March 5, 1998, as amended, supplemented, waived or modified, any related agreement and all guarantees and affirmations of guarantees issued by Liberty in connection with the foregoing.

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“Mexico Option” has the meaning provided in Section 2.2(a).

“Mexico Option Closing” means the closing of DIRECTV’s exercise of the Mexico Option pursuant to this Agreement.

“Mexico Option Closing Date” means the date on which the Mexico Option Closing takes place.

“Mexico Option Exercise Price” has the meaning provided in Section 3.1.1(b)

“Mexico PAS Guarantee” means the Guaranty dated as of February 8, 1999, issued by Liberty in favor of PanAmSat severally guaranteeing 10% of the obligations of Corporacion de Radio y Television del Norte de Mexico, S. de R.L. de C.V. under the Transponder Services Agreement, dated February 8, 1999, with PanAmSat.

“Mexico Transaction” means the transactions to be effected upon DIRECTV’s exercise of the Mexico Option.

“MTS Equipment Lease Guarantee” means the Guaranty dated as of December 26, 1997 in favor of General Foods Credit Investors No. 1 Corporation and State Street Bank and Trust Company of Connecticut, National Association by News, Globo, Televisa and Liberty.

“MTS Equipment Lease Release” means an agreement that terminates, and releases in full Liberty of its obligations as guarantor under, the MTS Equipment Lease Guarantee, in form and substance reasonably acceptable to Liberty and DIRECTV and executed by the Equipment Lessors.

“MTS Partnership Agreements means the Agreement of General Partnership of MCOP dated as of October 24, 1997, by and among DTH USA, Inc., SESLA, Inc., Televisa MCOP Holdings, Inc. and Liberty Multicountry DTH, Inc.; the Amended and Restated Agreement of Partnership of Techco dated as of July 25, 1997, by and among News America DTH Techco, Inc., DTH USA, Inc., Televisa DTH Techco, Inc. and Liberty International DTH, Inc.; and the Agreement of General Partnership of Sky Partners dated as of April 15, 1998, by and among DTH USA, Inc., SESLA, Inc., Televisa DTH Techco, Inc. and Liberty Latin Partners, as amended as of November 3, 1999.

“MTS Partnership Interests” means the partnership interests in MCOP, Techco and Sky Partners owned directly or indirectly by Liberty.

“MTS PAS Guarantee” means the Guaranty dated March 5, 1998 by Liberty for the benefit of PanAmSat under the Transponder Service Agreement dated March 5, 1998, by and between MCOP and PanAmSat.

“MTS Platform” has the meaning provided in the Recitals.

“MTS Platform Closing” means the closing of the MTS Platform Transaction.

“MTS Platform Closing Date” means the date hereof.

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“MTS Platform Offset Amount” has the meaning provided in Section 3.1.1(c).

“MTS Platform Shares” means all of the issued and outstanding shares of capital stock of the Liberty MTS Subsidiaries as of the MTS Platform Closing Date.

“MTS Platform Transaction” means the transactions contemplated by Section 2.3.

“News” has the meaning provided in the Recitals.

“News Acknowledgement and Consent” means the Acknowledgement, Consent and Agreement being delivered by News in the form attached hereto as Appendix C.

“News/DIRECTV Brazil Transaction” means the sale by News to DIRECTV (or its designee), and purchase by DIRECTV (or its designee), of News’ indirect interest in Sky Brasil, pursuant to the News/DIRECTV Latin America Purchase Agreement.

“News/DIRECTV Latin America Purchase Agreement” has the meaning provided in the Recitals.

“News Mexico Option 2” means the option granted by News to DIRECTV to acquire News’ or its Affiliates’ indirect equity interests in Innova as set forth in the News/DIRECTV Latin America Purchase Agreement.

“Notice Period” has the meaning provided in Section 9.2.

“Organizational Documents” means, with respect to any Person, the articles of association, bylaws, stockholders agreement or comparable organizational documents for such Person.

“PanAmSat” means PanAmSat International Systems, Inc., a Delaware corporation, formerly known as PanAmSat Corporation.

“PanAmSat Release” means an agreement that terminates, and releases in full Liberty and its Affiliates, if applicable, of its obligations as guarantor under, the Brazil PAS Guarantee, the Mexico PAS Guarantee and the MTS PAS Guarantee, in form and substance reasonably acceptable to Liberty and DIRECTV and executed by PanAmSat.

“Parties” means Liberty and DIRECTV.

“Permitted Liens” means: (i) Liens for taxes, assessments or similar charges or levies not yet due or payable or being contested in good faith (which contest has been disclosed to DIRECTV), and (ii) statutory Liens of landlords and mechanics’ Liens arising by operation of law in the ordinary course of business (which Liens have been disclosed to DIRECTV).

“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

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“Post-Brazil Closing Tax Period” means any Tax period beginning on or after the Brazil Closing Date.

“Pre-Brazil Closing Tax Period” means any Tax period ending on or before the Brazil Closing Date.

“Pre-Brazil Closing Taxes” means (i) all Taxes imposed on or with respect to Liberty Brasil or asserted against the properties, income or operations of Liberty Brasil for any taxable period of Liberty Brasil or portion thereof ending on or prior to the Brazil Closing Date, including the pre-Brazil Closing portion of any Brazil Straddle Period (as determined pursuant to Section 10.4 hereof), and (ii) Taxes of another Person claimed from Liberty Brasil as a result of Liberty Brasil being included prior to Brazil Closing Date in a combined, consolidated or unitary tax group under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign Law) or, as a transferee or successor, by contract or otherwise; provided, however, that any Pre-Brazil Closing Taxes included in this subsection (ii) of “Pre-Brazil Closing Taxes” shall specifically not include Taxes of another Person claimed from Liberty Brasil with respect to any period beginning after the Brazil Closing Date.

“Programco” means Sky Entertainment Programming Latin America, LLC, a Delaware limited liability company and a wholly owned subsidiary of Sky Partners.

“Purchase Price” has the meaning provided in Section 3.1.1.

“Purchaser” means DIRECTV and/or its designee or designees, which designee(s) need not be the same entity or entities for each of the transactions contemplated hereby.

“Quotaholders’ Agreement” means the Quotaholders’ Agreement of Sky Brasil dated as of July 31, 1997, as amended, by and among a subsidiary of Globo, a subsidiary of News, Liberty Brasil and Sky Brasil.

“Related Agreements” means the agreements set forth on Exhibit 2 to this Agreement and the DIRECTV Other Purchase Agreements, collectively.

“Serviceco” means Sky Latin America, LLC, a Delaware limited liability company and a wholly owned subsidiary of Sky Partners.

“Sky Brasil” has the meaning provided in the Recitals.

“Sky Brasil Funding” means, collectively, any (i) payment made by Liberty or any of its Affiliates pursuant to a call, assessment or similar event involving the requirement by Sky Brasil that its equity holders make to such company any capital contribution, funding or advance (including an advance for future capital increases, an advance through deferral of trade receivables or a contribution to offset losses of Sky Brasil and whether such advance is convertible into equity or not), or (ii) guaranty payment made by Liberty or its Affiliates under the Brazil PAS Guarantee.

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“Sky Brasil Shares” means all of the issued and outstanding quotas of Sky Brasil and unconverted Sky Brasil quotaholder funding owned directly or indirectly by Liberty as of the Brazil Closing Date.

“Sky Brasil Transponder Agreements” means the Second Amended and Restated Transponder Purchase and Sale Agreement between PanAmSat and Sky Brasil, dated as of March 5, 1998, as amended, supplemented, waived or modified, any related agreements and all guarantees and affirmations and confirmations of guarantees issued by Liberty in connection with the foregoing

“Sky Partners” has the meaning provided in the Recitals.

“Sky Partners Interests” means the 10% partnership interest in Sky Partners held by Liberty Sky Partners.

“Taxes” means all taxes, charges, fees, duties, levies, or other like assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, use, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers’ compensation, employer health tax or other taxes, imposed by any Governmental Entity and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

“Tax Return” means all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any related or supporting information) filed or required to be filed with or supplied to any Governmental Entity in connection with any Taxes.

“Tax Sharing Agreements” means all existing agreements or arrangements (other than this Agreement) that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit.

“Techco” has the meaning provided in the Recitals.

“Techco Interest” means the 10% partnership interest in Techco held by Liberty Techco.

“Televisa” has the meaning provided in the Recitals.

“Televisa Acknowledgement and Consent” means the Acknowledgement, Consent and Agreement being delivered by Televisa in the form attached hereto as Appendix D.

“Transaction Documents” means the documents and instruments delivered in connection with the Transactions at the Closings thereof.

“Transactions” means, collectively, the Brazil Transaction, the Mexico Transaction and the MTS Platform Transaction.

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